Filed Pursuant to Rule 424(b)(3)

Registration No. 333-263641

Prospectuses Supplement

(to Prospectuses dated March 30, 2022)

Jones Soda Co.

28,693,506 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated March 30, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-263641). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our quarterly report on Form 10-Q, filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement (but without the exhibits filed with the Quarterly Report).

The Prospectus and this prospectus supplement relates to the sale of up to 28,693,506 shares of our common stock which may be resold from time to time by the selling shareholders identified in the Prospectus. The shares of common stock covered by the Prospectus include 4,999,843 shares issuable upon exercise of outstanding warrants. All of the shares of common stock included in the Prospectus were purchased from the Company in either a private placement transaction or a court-approved share exchange transaction under Section 3(a)(10) under the Securities Act of 1933, as amended, that involved a shell company and are being offered for resale by the selling shareholders only. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling shareholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed for quotation on the OTCQB quotation system under the symbol “JSDA.” The last bid price of our common stock on May 13, 2022 was $0.23 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 13, 2022.